Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries: John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com	For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Company Expects To Begin Generating Revenue in the First Quarter of 2013

Alimera Will Host a Conference Call at 4:30 P.M. ET Today

ATLANTA, GA, August 9, 2012 — Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the second quarter ended June 30, 2012. Alimera believes that it is financially positioned to proceed with the direct commercialization of ILUVIEN, and that it will begin to generate revenue in the first quarter of 2013 with an initial commercial launch in Germany, followed by subsequent launches in the United Kingdom and France later that year.

“During the second quarter, we made significant advances in the European Union, gaining marketing authorizations in three of the seven countries we had initially targeted. With additional approvals received since the close of the second quarter, we now have marketing authorization for ILUVIEN in Austria, Portugal, the United Kingdom, France and Germany, and pending authorizations in Spain and Italy,” said Dan Myers, president and chief executive officer of Alimera Sciences. “Our preparation for the commercial launch of ILUVIEN in the EU in 2013 is well underway.”

Convertible Preferred Stock Offering

On July 17, 2012, Alimera entered into a securities purchase agreement (Purchase Agreement) with Palo Alto Investors, Sofinnova Ventures and New Enterprise Associates for a $40 million Series A Convertible Preferred Stock (Series A Preferred) financing. Alimera intends to use the net proceeds of this offering to fund the commercialization of ILUVIEN in Germany, the UK and France, in addition to other working capital purposes permitted under the Purchase Agreement. Upon the closing of the financing, Alimera’s Board of Directors will be expanded to nine members and Dr. Garheng Kong, M.D., Ph.D., managing member of Sofinnova Venture Partners, will be elected to fill the new Board seat. The closing of the financing is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of common stock of the company, as required under the applicable regulations of The NASDAQ Global Market, at a special meeting of Alimera’ stockholders. Stockholders holding approximately 56% of the company’s common stock, as of July 17, 2012, have entered into separate agreements with Alimera whereby they have agreed to vote all of their shares in favor of the transaction. The company expects the financing to close during the third quarter of 2012.

“Assuming the closing of the financing, we believe we will be financially positioned to proceed with the direct commercialization of ILUVIEN in Germany, the United Kingdom and France, without needing to raise any additional funds,” said Rick Eiswirth, Alimera’s chief operating officer and chief financial officer. “We expect to begin shipping ILUVIEN to Europe in the fourth quarter of 2012 and generating revenue during the first quarter of 2013.”

Second Quarter 2012 Financial Results

As of June 30, 2012, Alimera had cash, cash equivalents and investments of $22.3 million, compared to $33.6 million as of December 31, 2011. This cash and cash equivalents balance excludes any amounts to be received upon the closing of the Series A Preferred financing.

Research and development expenses for the second quarter of 2012 increased to $1.9 million, compared to $1.8 million for the second quarter of 2011. The majority of the company’s research and development expenses incurred to date have been related to the development of ILUVIEN.

General and administrative expenses in the second quarter of 2012 were $1.5 million, compared to $1.9 million in the second quarter of 2011.

Marketing expenses in the second quarter of 2012 were $1.1 million, compared to $1.3 million for the second quarter of 2011. Marketing expenses in the second quarter of 2012 were used primarily for assessing the commercial opportunity of, and developing market awareness and launch plans for, ILUVIEN in Europe.

Net loss for the quarter ended June 30, 2012 was $4.7 million, or $0.15 per common share, compared with a net loss of $5.2 million, or $0.17 per common share, for the quarter ended June 30, 2011. Net loss per share was based on 31,430,651 weighted average shares outstanding for the second quarter of 2012 and 31,354,243 weighted average shares outstanding for the second quarter of 2011.

FDA Update

Alimera met with the U.S. Food and Drug Administration (FDA) in June 2012 to discuss the FDA’s November 2011 Complete Response Letter (CRL) regarding Alimera’s New Drug Application (NDA) for ILUVIEN for the treatment of diabetic macular edema (DME). Based on that meeting, Alimera intends to resubmit its NDA for ILUVIEN. Using data from its two previously completed pivotal Phase III clinical trials (FAME™ Study), the resubmission will focus on the population of patients with chronic DME considered insufficiently responsive to available therapies, the same indication for which marketing approval for ILUVIEN has been granted in various European Union countries. Alimera also expects to continue enrollment of patients in the physician utilization study of the ILUVIEN inserter that was temporarily suspended after the issuance of the CRL.

Pricing and Reimbursement Activities

In July 2012, Alimera received a letter from Germany’s Federal Joint Committee (G-BA) indicating that the automatic obligation to submit a dossier on ILUVIEN, per the Arzneimittelmarkt-Neuordnungsgesetz (AMNOG) law, would not be necessary, and that a benefit assessment would not be required. This is due to the fact that fluocinolone acetonide, the active ingredient in ILUVIEN, was available on the German market prior to January 2011. This allows Alimera to launch ILUVIEN in Germany without price restriction.

Alimera recently received an appraisal consultation document from the National Institute for Health and Clinical Excellence (NICE). NICE’s preliminary recommendation is that ILUVIEN is not recommended for the treatment of chronic diabetic macular edema given the current cost of £5500 and other variables included in the company’s submission. This document is not NICE’s final guidance on the technology and the recommendation may change prior to NICE’s final appraisal determination (FAD). Alimera, along with NICE’s consultants and the public, has the opportunity to provide further comments on the draft appraisal by the end of August in preparation for the second appraisal meeting in September 2012. The NICE FAD is not scheduled until November 2012.

“The news from Germany was excellent, and, as expected, we have received the preliminary guidance from NICE, which provides initial feedback on our submission. We look forward to responding to NICE and working toward a positive recommendation in the FAD in November,” said Dan Myers.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 P.M. ET to discuss these results and provide an overall business update. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the company’s corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning August 9, 2012 at 7:30 p.m. ET and ending on August 23, 2012 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 15550221. A replay of the webcast will be available on the corporate website for two weeks, through August 23, 2012.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s commercial plans for ILUVIEN in Germany, the UK and France. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera’s ability to commercialize , and market acceptance of, ILUVIEN in Germany, the UK and France, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 to be filed with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$22,291	$33,108
Investments in marketable securities	—	500
Prepaid expenses and other current assets	938	692
Inventory	206	—
Deferred financing costs	145	201

Total current assets	23,580	34,501
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	155	197

TOTAL ASSETS	$23,735	$34,698

CURRENT LIABILITIES:
Accounts payable	$1,279	$1,948
Accrued expenses	1,147	1,638
Outsourced services payable	131	658
Notes payable	2,348	2,462
Capital lease obligations	12	12

Total current liabilities	4,917	6,718
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	1,793	2,868
Other long-term liabilities	174	134
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	314	314
Additional paid-in capital	236,555	235,619
Common stock warrants	415	415
Accumulated deficit	(220,433)	(211,370)

TOTAL STOCKHOLDERS’ EQUITY	16,851	24,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,735	$34,698

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
RESEARCH AND DEVELOPMENT EXPENSES	$1,856	$1,751	$3,437	$3,508
GENERAL AND ADMINISTRATIVE EXPENSES	1,548	1,866	2,982	3,406
MARKETING EXPENSES	1,088	1,309	2,201	2,426

OPERATING EXPENSES	4,492	4,926	8,620	9,340
INTEREST INCOME	1	2	2	14
INTEREST EXPENSE	(211)	(284)	(445)	(579)

NET LOSS	$(4,702)	$(5,208)	$(9,063)	$(9,905)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.15)	$(0.17)	$(0.29)	$(0.32)

WEIGHTED-AVERAGE SHARES OUTSTANDING — Basic and diluted	31,430,651	31,354,243	31,429,003	31,316,181